Exhibit 16.1

Accountants & Consultants
75 Eisenhower Parkway • Roseland, NJ 07068 • 973-228-3500 • fax 973-228-0330 • www.jhcohn.com

Via Facsimile & Federal Express

November 30, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Equifin, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report for the month of December 2004. We agree with the statements concerning our Firm in such Form 8-K, except that we make no comment regarding the Company's comment in its press release (Exhibit 99.1) that the Company's Audit Committee and Management believe that the Company no longer meets J.H. Cohn LLP's criteria for client retention.

Very truly yours,

/s/ J.H. Cohn LLP

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